Agreement for Ampoule Irradiation Testing between Thorium Power, Inc. and RRC “Kurchatov Institute” as of  July 14, 2009

Russian Translation Omitted

AGREEMENT FOR AMPOULE IRRADIATION TESTING

THIS AGREEMENT FOR AMPOULE IRRADIATION TESTING including Exhibits 1 through 6, that are incorporated by reference (this “Agreement”), is made as of July 14, 2009 (the “Effective Date”), by and between THORIUM POWER, INC., a Delaware corporation, having its principal offices in McLean, VA, United States of America (“Thorium Power”), and the RUSSIAN RESEARCH CENTRE KURCHATOV INSTITUTE, a Russian Federation federal state institution, having its principal offices at Kurchatov Square, 1, Moscow, Russia 123182 (“Kurchatov Institute”) (individually a “Party” or collectively the “Parties”).

RECITALS

A.
Thorium Power has conceived, developed and has a proprietary interest in certain thorium-based fuel technology that is compatible with existing uranium-fueled Light Water Reactors (“LWR”) while retaining significant advantages in lower fuel cycle costs and ease in waste disposal and which can have a positive effect in the field of non-proliferation of nuclear weapons while allowing the continuation of the development of commercial nuclear energy in the world;

B.
Thorium Power has conceived, developed and has a proprietary interest in certain thorium-based fuel technology that will allow for the effective and safe disposition of separated reactor-grade plutonium (civilian or spent fuel-derived plutonium) in existing or new nuclear power reactors.  It can also be used to effectively dispose of excess weapons-grade plutonium;

C.
Kurchatov Institute has extensive experience with the research, testing and evaluation involving nuclear fuel and nuclear reactor facilities and systems, including systems for the use, storage and disposition of nuclear fuel;

D.
Thorium Power and Kurchatov Institute have been cooperating pursuant to (i) a Protocol, dated October 20, 1994, (ii) a Cooperative Research and Development Agreements CRADA No. BNL-C-96-02, CRADA No. BNL-C-98-15 and CRADA No. BNL-C-01-6 (the “CRADAs”); (iii) a Collaborative Research Agreement, dated August 6, 2002 (the “2002 Agreement”); and (iv) the Agreement for Ampoule Irradiation Testing in 2006-2007, dated December 28, 2007 (the “2007 Agreement”);

E.
Kurchatov Institute also conducted technical and economic investigation of Thorium Power’s fuel technology relating to disposition of excess weapons-grade plutonium pursuant to an agreement with UT-Battelle, LLC acting under its contract with the DOE of the Management & Operation of the Oak Ridge National Laboratory (Work Release K1WR18BSC under General Order Agreement 85B99398V) (the “Oak Ridge Agreement”);

F.
Thorium Power  financed ampoule irradiation testing of Thorium Power designed uranium-zirconium and thorium-uranium fuel samples in the IR-8 research reactor at Kurchatov Institute from 2002 to 2005 under the 2002 Agreement;

G.
Thorium Power financed ampoule irradiation testing of Thorium Power designed uranium-zirconium and thorium-uranium fuel samples in the IR-8 research reactor at Kurchatov Institute from 2006 to 2007 under the 2007 Agreement;

H.
Kurchatov Institute continued conducting irradiation testing of several seed and blanket fuel samples in the IR-8 research reactor (the “Irradiation Testing Program”). The description of the Irradiation Testing Program is provided in Exhibit 2 attached hereto;

I.
Thorium Power desires to compensate Kurchatov Institute for the irradiation testing activities in the Irradiation Testing Program and to acquire all of the corresponding test data and other technical data generated in the program.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Thorium Power and Kurchatov Institute agree as follows:

1.      TRANSFER OF IRRADIATION TESTING DATA; ASSIGNMENT OF TECHNICAL DATA; PAYMENTS

1.1.         Consideration.  In consideration of the Payments described in Section 1.2, Kurchatov Institute hereby transfers all of the test data generated in the course of the Irradiation Testing Program and assigns in full any and all proprietary rights to the Technical Data associated with the Irradiation Testing Program (as defined in Section 1.4 herein) to Thorium Power and provides access to Thorium Power and its affiliates to the information and documentation specified in Exhibit 5 of this Agreement for audit purposes.

Agreement for Ampoule Irradiation Testing between Thorium Power, Inc. and RRC “Kurchatov Institute” as of  July 14, 2009

Russian Translation Omitted

1.2.         Payments.  For the Irradiation Testing Program Thorium Power agrees to make the payments to Kurchatov Institute as set forth in Exhibit 1. Payments are due and payable to Kurchatov Institute within forty five (45) calendar days from the date of submission by Kurchatov Institute to Thorium Power of each deliverable and transfer of the associated Technical Data as contemplated hereunder and after Kurchatov Institute has complied with other provisions set forth in this Agreement, including submission to Thorium Power of copies of approvals and permits specified in Article 3 (Obtaining Approvals and Permits) of this Agreement.  The payments to Kurchatov Institute shall be sent by wire transfer pursuant to the following wire transfer instructions:

RUSSIAN RESEARCH CENTRE “KURCHATOV INSTITUTE”, KURCHATOV SQ, MOSCOW 123182, RUSSIA

 ACCT NO 40502840138200200011
BENEFICIARY BANK: SAVINGS BANK OF THE RUSSIAN FEDERATION (KRASNOPRESNENSKOE BRANCH № 1569) MOSCOW, RUSSIA
     SWIFT: SABR RU MM

CORRESPONDENT BANK OF SAVINGS BANK OF THE  RUSSIAN FEDERATION:
BANK OF NEW YORK,
NEW YORK, NY, USA
SWIFT: IRVT US 3N
ACCOUNT OF SAVINGS BANK OF THE RUSSIAN FEDERATION WITH CORRESPONDENT BANK:
890-0057-610

TECHNICAL DATA SHOULD BE SENT ON CONDITION CPT  WASHINGTON

1.3.         Assignment by Kurchatov Institute. Kurchatov Institute hereby sells, assigns, conveys and transfers to Thorium Power (as well as its successors and assigns) the entire worldwide right, title and interest in and to the Technical Data. Kurchatov Institute hereby expressly agrees not to use, in any manner, the work product hereunder or exercise any rights associated therewith without the express written approval by Thorium Power.  Kurchatov agrees to, and does hereby, grant and assign to Thorium Power all rights, title and interest in and to any improvement, enhancement, invention, change, or modification pertaining to or arising from Kurchatov's work pursuant to this Agreement, and Kurchatov shall not disclose or distribute any such improvement, enhancement, invention, change or modification to any third party without the express written approval of Thorium Power. The Assignment of the Technical Data rights by Kurchatov Institute shall be performed to the extent not prohibited by the Russian Law in a form of a separate agreement for each specific Technical Data created pursuant to this Agreement.

1.4.         Definition of Technical Data.  For purposes of this Agreement, “Technical Data” means any and all technical data, specified in Exhibit 3.

1.5.         Covenants.  Kurchatov Institute hereby covenants and agrees as follows:

A.
As a result of the Technical Data rights assignment hereunder, (i) Thorium Power is the sole owner of the entire right, title and interest in and to the Technical Data; and (ii) without limitation, the Technical Data  rights will be held and enjoyed by Thorium Power no less fully and exclusively as they would have been by Kurchatov Institute had such assignment and transfer not been made;

B.
The assignment of the respective Technical Data rights by Kurchatov Institute shall be performed to the extent not prohibited by the Russian Law in a form required under the applicable law without payment of any additional consideration;

C.
Kurchatov Institute has not and will not enter into an agreement with a third party that conflicts with this Agreement.  To the extent that any subsequent agreement between Kurchatov Institute and a third party conflicts with the assignment of the Technical Data rights, Kurchatov Institute agrees that the terms of this Agreement will supersede the terms of such agreement;

D.	Any facts, circumstances or notices regarding any of the Technical Data rights shall be promptly communicated and delivered to Thorium Power; and

E.
Kurchatov Institute shall assist Thorium Power to the best of its ability in the protection of Thorium Power’s Technical Data rights. For that purpose, Kurchatov Institute shall testify in any legal proceedings, sign all papers, execute all applications, divisionals, continuations, continuations-in-part, reissues, renewals, extensions and additions thereof and counterparts thereto, make all rightful oaths and generally aid Thorium Power (as well as its successors and assigns), with expenses reasonably incurred to be borne by Thorium Power (except those expenses which relate in any way to any breach of this assignment, which expenses shall be borne by Kurchatov Institute), in obtaining and enforcing proper protection and access (in the reasonable discretion of Thorium Power) for and to the Technical Data   rights.

1.6.         Request.  Kurchatov Institute does hereby authorize and request that any and all Technical Data   rights which may be granted upon the Technical Data be issued to Thorium Power as assignee of the entire interest therein. The assignment of the respective Technical Data rights by the respective right-holder shall be performed to the extent not prohibited by the Russian Law, in a form required by Russian Law, without payment of any additional consideration to Kurchatov Institute.

1.7.         Notice and Assistance Regarding Patent and Copyright Infringement.  Kurchatov Institute shall report to Thorium Power promptly and in reasonable written detail, each notice or claim of patent or copyright infringement, or any other infringement related to Technical Data  rights and (or) intellectual property rights based on the performance of this Agreement of which Kurchatov Institute has knowledge and shall furnish to Thorium Power, at the expense of Thorium Power, when requested by Thorium Power, all evidence and information in possession of Kurchatov Institute pertaining to such claim or any resulting suit.

1.8.         Nature of Agreement.  Kurchatov Institute is entering into this Agreement with the intention of creating a commercial transaction. Kurchatov Institute represents and warrants that this Agreement and the services performed hereunder are commercial rather than public or governmental acts and that Kurchatov Institute is not entitled to claim immunity from legal proceedings with respect to itself or any of its assets on the grounds of sovereignty or otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement.

2.      CONFIDENTIALITY AND COMMERCIAL SECRET

Agreement for Ampoule Irradiation Testing between Thorium Power, Inc. and RRC “Kurchatov Institute” as of  July 14, 2009

Russian Translation Omitted

2.1.         Obligation of Confidentiality and Non-Use. Kurchatov Institute acknowledges and agrees that it owes a duty to Thorium Power to maintain in strict confidence all Confidential Information and Commercial Secret Information (as defined below) provided to, learned or developed by Kurchatov Institute in connection with the performance of the Irradiation Testing Program either by Kurchatov Institute or its subcontractors. Kurchatov Institute shall take all steps reasonably necessary to prevent the unauthorized disclosure or dissemination of such Confidential Information or Commercial Secret Information for any reason and to any person or entity, except with the prior written consent of Thorium Power.  In addition, Kurchatov Institute shall not use or copy any such Confidential Information or Commercial Secret Information, or authorize or permit others to use any such Confidential Information or Commercial Secret Information, for any purposes other than in connection with performance of the services hereunder.  Notwithstanding the foregoing, Kurchatov Institute may disclose such Confidential Information or Commercial Secret Information to those officers, employees, advisors and consultants of Kurchatov Institute (each, a “Representative,” and collectively, “Representatives”) who have a need to know such information in connection with performance of services under this Agreement; provided that each Representative, prior to such disclosure, is informed by Kurchatov Institute of the confidential nature of such information and of the confidentiality obligations imposed on Kurchatov Institute under this Agreement, and signs a written undertaking confirming his or its agreement to treat it confidentially. Kurchatov Institute shall be responsible for any and all breaches of the provisions of this Article 2 (Confidentiality and Commercial Secret) by its Representatives.  Kurchatov Institute shall provide access to its facilities to Alexei Glebovich Morozov [REDACTED], Valentin Feodorovich Kuznetsov [REDACTED] and Sergei Mikhailovich Bashkirtsev [REDACTED] or other Thorium Power representatives as Thorium Power may designate by giving a written notice to Kurchatov Institute to coordinate ongoing work or perform other actions as may be required for effective execution of work under this Agreement. As used herein, “steps reasonably necessary” means, at a minimum, the steps that Kurchatov Institute takes to protect its own, similarly confidential or proprietary information, which steps shall not be less than a reasonable standard of care, and in the case of Commercial Secret Information shall include maintaining an up to date list of the Commercial Secret Information (the “List”), establishing a procedure for handling of such information and controlling compliance therewith, marking or labeling such information with the words ‘Commercial Secret’ and the name of Thorium Power and its location, and requiring conclusion of a confidentiality agreement in the form of Exhibit 4, by any person who shall have or is likely to have access to such information. At the discretion of Thorium Power, all or any part of the Confidential Information may become subject to a requirement that it be classified and protected as ‘Commercial Secret Information’ information within the meaning of Russian law.

2.2.         Obligation to Inform.  Upon learning of any actual or threatened unauthorized disclosure or use of the Thorium Power’s Confidential Information or Commercial Secret Information by it or a third party, Kurchatov Institute promptly shall provide Thorium Power with notice thereof.

2.3.         Definition of Confidential Information and Commercial Secret Information.  The term “Confidential Information” shall mean this Agreement and all trade secrets, data, know-how, technical data or other information and materials, business strategies, plans and procedures, business information, proprietary information, of Thorium Power, as well as any other information and materials that are deemed confidential or proprietary to or by Thorium Power (including, without limitation, all information and materials of Thorium Power’s customers and their other consultants).  The term ‘Commercial Secret Information’ shall have the meaning established under Russian law. Protocols of irradiation testing shall be deemed to be Commercial Secret Information and shall be treated as such.

2.4 Exceptions to Confidential Information.  Notwithstanding the foregoing paragraph, “Confidential Information” shall not include any information or materials that: (a) are or become known to the general public through no act or omission of Kurchatov Institute or any other person with an obligation of confidentiality to Thorium Power or any of Thorium’s customers, or (b) are required to be disclosed pursuant to applicable law (provided, however, that prior to any disclosure of Confidential Information as required by applicable law, Kurchatov Institute shall advise Thorium Power of such required disclosure promptly upon learning thereof and shall cooperate with Thorium Power and Thorium Power’s customers in order to afford them a reasonable opportunity to contest or limit such disclosure).

2.5 Return or Destruction of Confidential Information.  Upon the termination or expiration of this Agreement, or at any other time upon the written request of Thorium Power, Kurchatov Institute shall promptly return to Thorium Power or, at Thorium Power’s option, destroy all Confidential Information and Commercial Secret Information pursuant to Exhibit 3 in Kurchatov Institute’s possession or control, together with all copies, summaries and analyses thereof, regardless of the format in which such information exists or is stored.  Within five (5) business days following the expiration or early termination of this Agreement, or any written request as set forth above, Kurchatov Institute shall provide Thorium Power with a written certification of Kurchatov Institute’s compliance with the provisions of this paragraph.

2.6 The provisions of this Article 2  (Confidentiality and Commercial Secret) concerning confidentiality and Commercial Secret information shall survive the termination of this Agreement and the agreements envisioned hereby, and the liquidation and reorganization of the Parties.  Kurchatov Institute and any agent thereof including subcontractors shall be responsible for any and all damages connected with the unauthorized disclosure of Confidential or Commercial Secret Information.

3.      OBTAINING APPROVALS AND PERMITS

3.1.         Kurchatov Institute hereby agrees to obtain any and all necessary approvals and/or permits that may be required under Russian laws and regulations in order  (i) to assign Technical Data rights as envisioned by Article 1 (Transfer of Irradiation Testing Data; Assignment of Technical Data Rights; Payments) hereof; (ii) to transfer the work product created hereunder to Thorium Power; and (iii) to carry out any other activities pursuant to this Agreement.  Kurchatov Institute shall promptly provide to Thorium Power full and accurate copies of such approvals and permits.

3.2.         Kurchatov Institute hereby agrees to apply for and obtain a permit and/or approval from the relevant Russian Federation export control authority in connection with the proposed transfer to Thorium Power of the technical documentation (including on magnetic media) created hereunder. Kurchatov Institute shall promptly forward to Thorium Power full and complete copies of such approvals and permits.

3.3.         Kurchatov Institute hereby agrees to obtain any other permits and/or approvals that may be required to perform this Agreement.

3.4.         In the event that Kurchatov Institute fails to obtain permits and/or approvals set forth in this Article 3 (Obtaining Approvals and Permits) Thorium Power shall be entitled, at its election, (a) to suspend performance until such time as the permits and approvals have been obtained and copies supplied to Thorium Power, or (b) to terminate this Agreement.  In no event shall Thorium Power be obligated to make any payments to Kurchatov Institute hereunder, including without limitation pursuant to Section 1.1 hereof, unless and until all such permits and approvals shall have been obtained and a copy supplied to Thorium Power.

Agreement for Ampoule Irradiation Testing between Thorium Power, Inc. and RRC “Kurchatov Institute” as of  July 14, 2009

Russian Translation Omitted

4.      DISCLAIMERS AND LIMITATIONS OF LIABILITY

4.1.         Disclaimer of Consequential Damages.  Neither Party shall be liable to the other Party hereto for any consequential, incidental, indirect, special, punitive or exemplary damages suffered or incurred by such other Party in connection with a breach or alleged breach of this Agreement, even if such other Party has been advised of the possibility of such damages.  Consequential damages shall include, without limitation, lost profits, lost savings, lost business or lost goodwill, loss of nuclear material, loss of accountability of nuclear material, or unavailability of facilities.  The provisions of this Section 4.1 shall apply to the full extent permitted by law whether such a claim is based on tort (regardless of the degree of fault or negligence), warranty, breach of contract, strict liability or otherwise, and shall survive the cancellation, expiration or termination of this Agreement, as well as the fulfillment of the obligations of the Parties hereunder and shall apply notwithstanding any other provisions of this Agreement.

4.2.         Acknowledgement.  The Parties hereto, having been advised by legal counsel, acknowledge and agree that they are sophisticated parties in all matters relating to this Agreement and that the foregoing disclaimer and limitation of liability represent bargained-for allocations of risk, and that the economics, terms and conditions of this Agreement reflect such allocations.

5.      NUCLEAR LIABILITY

5.1.         Waiver.  To the full extent permitted by law, Kurchatov Institute waives, and shall cause its subcontractors and consultants and their insurers, to waive, with respect to Nuclear Damage (as defined below), any right of recovery against Thorium Power and its Suppliers (as defined below) regardless of the degree of fault or negligence, strict liability or otherwise.

5.2.         Definitions.  The following definitions apply only to this Article 5 (Nuclear Liability):

“Liability” means liability of any kind at any time, whether in contract, tort (regardless of the degree of fault or negligence), strict liability, warranty or otherwise; including amounts paid in settlement of claims, judgments, awards or expenses, including attorneys' fees, resulting from the defense or settlement.

“Nuclear Damage” has the meaning set forth in the Vienna Convention on Civil Liability for Nuclear Damage of 21 May 1963 as amended by the Protocol of 12 September 1997.

“Supplier” means a vendor, contractor or other entity, and their employees, regardless of tier, who supplies equipment, materials, information, financing or services to Kurchatov Institute in connection with its services to Thorium Power pursuant to this Agreement.

5.3 All the work to be performed by Kurchatov Institute hereunder shall be performed in accordance with Russian rules and regulations relating to handling of radioactive and fissile materials.  Kurchatov Institute shall ensure compliance by all persons performing work under these tasks with such rules and regulations and accepts full liability for such compliance. Thorium Power is not liable for any obligations, including but not limited to Liability for Nuclear Damage, arising out of non-compliance with such rules and regulations by Kurchatov Institute, Kurchatov Institute’s employees or other parties involved in the performance of these tasks.

6.      REPRESENTATIONS AND WARRANTIES

Kurchatov Institute represents and warrants to Thorium Power: (a) that Kurchatov Institute has the right, power and authority to enter into this Agreement and to perform Kurchatov Institute’s obligations hereunder, that Kurchatov Institute has obtained any internal approvals or approvals of its owner as may be required by law to permit conclusion of this Agreement, and that Kurchatov Institute’s performance hereunder will not breach any other agreement or understanding by which Kurchatov Institute is bound; (b) that the services performed by Kurchatov Institute hereunder will be of professional quality, consistent with generally-accepted industry standards and expectations for work of a similar nature; and (c) that the services provided to Thorium Power hereunder will not infringe or misappropriate the patent, copyright, trademark, trade secret or other intellectual property rights of any third party.

7.      COMPLIANCE WITH LAWS

7.1.         Kurchatov Institute shall comply, and shall be responsible for ensuring that its employees and consultants comply, with all applicable laws in their performance of its services pursuant to this Agreement.  Without limiting the generality of the foregoing, Kurchatov Institute further agrees that it will take no action, and it will ensure that its employees and contractors take no action, that would violate the Foreign Corrupt Practices Act of 1977, as amended, or any other similar U.S. or foreign law, or that would create any liability for Thorium Power under any such law.  Kurchatov Institute further understands that materials and information resulting from the performance of this Agreement may be subject to U.S. and Russian export control laws and that Kurchatov Institute is responsible for its compliance with such laws.  Kurchatov Institute shall be responsible for developing an internal compliance program to ensure compliance by it and its employees and contractors with all applicable laws.

Agreement for Ampoule Irradiation Testing between Thorium Power, Inc. and RRC “Kurchatov Institute” as of  July 14, 2009

Russian Translation Omitted
7.2.         Thorium Power agrees and covenants that the export product and products made using the Technical Data:

a.	Shall not be used for production of nuclear weapons and other devices or any other military purpose;

b.	Shall be safeguarded using methods of physical protection at the level not less than that recommended by the International Atomic Energy Agency;

c.
Shall be re-exported or transferred from the jurisdiction of the receiving country to any other country only upon the receipt of prior consent from Kurchatov Institute as approved by the Federal Service оf the Russian Federation for Technical and Export Control. Such consent shall not be unreasonable withheld.

d.	Shall be under IAEA safeguards during the entire period of their presence under the jurisdiction of the receiving country.

8.      CHOICE OF LAW

This Contract shall be governed by, and construed in accordance with, the substantive laws of England without reference to its conflict of laws rules.

9.      EQUITABLE RELIEF

Kurchatov Institute hereby acknowledges and agrees that damages at law may be an inadequate remedy for any breach of Kurchatov Institute’s obligations under Article 1 (Transfer of Irradiation Testing Data; Assignment of Technical Data Rights; Payments), or Article 2 (Confidentiality and Commercial Secret).  Accordingly, Kurchatov Institute agrees that Thorium Power will be entitled to such temporary, preliminary and permanent injunctive relief as may be necessary to remedy or limit such breach, without the necessity of proving actual damages or posting any bond or other security, and including specific performance of such obligations and an order enjoining Kurchatov Institute from the continuation of, or from any threatened, breach of such obligations.  The rights set forth in this paragraph shall be in addition to, and not in lieu of, any other rights which Thorium Power may have at law or in equity.

10.         AUDIT RIGHTS

Kurchatov Institute will during ordinary business hours and upon reasonable notice give Thorium Power and Thorium Power’s representatives access to information and documentation set forth in Exhibit 5.

11.         HEADINGS

The headings used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

12.         NOTICES

Any notices required or permitted to be sent hereunder shall be delivered personally or mailed, certified mail, return receipt requested, or delivered by courier service to the following addresses, or such other address as any Party hereto designates by written notice to the other Party.  Provided, however, a transmission per telefax or email shall be sufficient and shall be deemed to be properly served when the telefax or email is received if the signed original notice is received by the recipient within seven (7) calendar days thereafter.

IF TO THORIUM POWER:

Thorium Power, Inc.
1600 Tysons Blvd, Suite 550
McLean, VA  22102  USA
United States of America
Attention:  Andrey Mushakov
Executive Vice President
Telephone: +1.571.730.1204
Fax: +1.202.318.2502
E-Mail:  amushakov@thoriumpower.com

IF TO KURCHATOV INSTITUTE:

RRC “Kurchatov Institute”
Kurchatov Square, 1
Moscow, Russia 123182
Attention: Vladimir Kochetkov
Telephone:+499 196 99 97
E-Mail: kvp@kiae.ru

13.         AMENDMENTS OR MODIFICATIONS

This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by the Party or Parties to be bound.

14.         FORCE MAJEURE

Neither Party shall be liable to the other for delays or failures in performing its obligations under this Agreement due directly or indirectly to any act reasonably beyond the control of such Party, including but not limited to:  (i) acts of God; (ii) acts (including failures to act or delays in acting) of any governmental authority (de jure or de facto), or governmental priorities; (iii) accidents or disruptions such as wars (declared or undeclared), riots, revolutions, world disturbance, fires, floods, earthquakes, storms, sabotage, nuclear incidents, epidemics; or (iv) strikes, labor disputes, labor difficulties.  The foregoing shall apply even though any of such causes exists at the time of this Agreement or occurs after a Party’s performance is delayed or otherwise hindered for other causes.  In the event of any delay or failure excused by this Article 14 (Force Majeure), the Party whose performance is delayed shall as soon as practical (1) notify the other Party, (2) take all reasonable steps to minimize the delay and rectify any failure to perform and (3) specify the revised performance date.  In the event of such delay, the time of performance shall be extended for a period equal to the time lost by reason of the delay.  If the delay exists for more than six (6) months the Party that is not subject to delay shall be entitled to terminate this Agreement without liability.

Agreement for Ampoule Irradiation Testing between Thorium Power, Inc. and RRC “Kurchatov Institute” as of  July 14, 2009

Russian Translation Omitted

15.         COUNTERPARTS

This Agreement shall be executed in two original copies in Russian and English.  At the same time, this Agreement may be executed in any number of counterparts, each of which shall be an original as against any Party whose signature appears thereon, but all of which together constitute but one and the same instrument.

16.         NO THIRD-PARTY BENEFICIARIES

Except as expressly stated herein, nothing in this Agreement is intended to confer benefits, rights or remedies unto any third party other than the Parties hereto or their permitted successors and assigns.

17.         REPRODUCTION OF DOCUMENTS

This Agreement and all documents relating hereto, including, but not limited to, (i) consents, waivers, amendments and modifications which may hereafter be executed and (ii) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process.  The Parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

18.         SURVIVAL

The following listed Sections and Articles shall continue and survive the expiration or termination of this Agreement: Section 1.1 and Sections 1.3 through 1.8 of Article 1 (Transfer of Irradiation Testing Data; Assignment of Technical Data Rights; Payments), Article 2 (Confidentiality and Commercial Secret), Article 4 (Disclaimers and Limitations of Liability), Article 5 (Nuclear Liability), Article 6 (Representations and Warranties), Article 7 (Compliance with Laws) and Article 9 (Equitable Relief).

19.         SEVERABILITY

Any provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.  If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the Parties hereto shall request that such court reduce the scope, duration, or area of the provision, delete specific words or phrases from the provision, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the Parties hereto, and this Agreement shall be enforceable as so modified in the jurisdiction in which the provision was declared invalid or unenforceable.

20.         TERM.

The term of this Agreement shall be effective as of the Effective Date and continue thereafter until June 30, 2011 unless terminated early pursuant to Article 21 (Termination) of this Agreement.

21.         TERMINATION

This Agreement may be terminated by either Party by giving thirty (30) calendar days’ prior written notice of termination to the other Party.

22.         DISPUTE RESOLUTION

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof (hereinafter referred to as “Dispute”), shall be settled by the Parties by means of good faith negotiations. Where such good faith negotiations fail within thirty (30) days following submission by one Party of a notice of a Dispute to the other Party, the Dispute shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce.  The arbitral tribunal shall be composed of three (3) arbitrators. The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English. The arbitration award shall be final and binding upon the Parties, their successors and assigns.

Agreement for Ampoule Irradiation Testing between Thorium Power, Inc. and RRC “Kurchatov Institute” as of  July 14, 2009

Russian Translation Omitted

23.         MISCELLANEOUS

23.1.           Independent Contractor Status.  Kurchatov Institute shall not be considered an employee of Thorium Power and shall not be entitled to participate in or receive any benefits or rights as an employee of Thorium Power under any employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans (each, a “Plan”).  In addition, even if  Kurchatov Institute’s status is ultimately recharacterized by a third party to constitute employee status, Kurchatov Institute shall not be eligible to participate in or receive any benefits or rights as an employee of Thorium Power under any Plan unless and until Thorium Power consents to such eligibility in writing.  Without limiting the generality of the foregoing, Kurchatov Institute shall not be considered an employee of Thorium Power for purposes of any state or federal laws relating to unemployment insurance, social security, workers compensation or any regulations which may impute any obligation or liability to Thorium Power reason of an employment relationship.  Kurchatov Institute agrees to pay all income, payroll, and other taxes or levies imposed by any governmental authority on any compensation that Kurchatov Institute receives under this Agreement.  Kurchatov Institute shall indemnify, defend and hold harmless Thorium Power and its officers and employees from and against any and all losses, damages, liabilities, obligations, judgments, penalties, fines, awards, costs, expenses and disbursements (including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation) suffered or incurred by Thorium Power as a result of any allegation that Kurchatov Institute is an employee of Thorium Power by virtue of performing any work for or on behalf of Thorium Power hereunder or otherwise.  This Agreement shall not be construed as authority for Kurchatov Institute to act as Thorium Power’s agent or in any other similar capacity, or to make commitments of any kind for the account of or on behalf of Thorium Power, and Kurchatov Institute shall not take any action suggesting otherwise.

23.2.           Assignment.  Kurchatov Institute recognizes that Thorium Power desires to obtain these services for the reasons stated in the Recitals above, and that this Agreement is non-transferable.  Therefore, Kurchatov Institute may not assign or transfer this Agreement or any of its rights or obligations created hereunder, by operation of law or otherwise, without the prior written consent of Thorium Power.

24.         CONTRACT CONSTRUCTION

24.1.           Contract Construction.  For purposes of contract construction, or otherwise, this Agreement is the product of negotiation and neither Party to it shall be deemed to be the drafter of this Agreement or any part thereof.

24.2.           Entire Agreement.  Except as otherwise expressly set forth in this Agreement, those documents expressly referred to herein, embody the complete agreement and understanding among the Parties relating to the ampoule irradiation testing work described herein, and cancels and supersedes any related previous understanding or agreement, whether written or oral, with respect to the subject matter hereof. Notwithstanding the foregoing and for the avoidance of doubt, this Section 24.2 shall not apply to (i) any provisions of the 2002 Agreement, as amended that, by their terms, survive the expiration and termination of the 2002 Agreement, as provided in Section 19 thereof; and (ii) any provisions of the 2007 Agreement  that, by their terms, survive the expiration and termination of the 2007 Agreement, as provided in section 17 thereof.

25.         LANGUAGE

This Agreement is made in English and Russian.  The English and the Russian versions of this Agreement are deemed to be identical.  If there is any inconsistency between the English version and the Russian version, the English version shall prevail.

[signature page follows]

Agreement for Ampoule Irradiation Testing between Thorium Power, Inc. and RRC “Kurchatov Institute” as of  July 14, 2009

Russian Translation Omitted

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives:

Thorium Power, Inc.		RRC “Kurchatov Institute”

By:	/s/ Andrey Mushakov	By:	/s/ B.B. Chaivanov
Authorized Representative

Name:	Andrey Mushakov	Name.:	B.B. Chaivanov
Title:	Executive Vice President	Title:	Deputy Director for Scientific Work - Head of Scientific and Technical Directorate

Agreement for Ampoule irradiation testing between Thorium Power, Inc. and RRC “Kurchatov Institute” with an effective date of  July 14, 2009

Russian Translation Omitted

Exhibit 1 STATEMENT OF WORK
[REDACTED]

Agreement for Ampoule irradiation testing between Thorium Power, Inc. and RRC “Kurchatov Institute” with an effective date of  July 14, 2009

Russian Translation Omitted

Exhibit 2 Description of the Irradiation Testing Program Parameters and Testing Data [REDACTED]

Agreement for Ampoule irradiation testing between Thorium Power, Inc. and RRC “Kurchatov Institute” with an effective date of  July 14, 2009

Russian Translation Omitted

Exhibit 3 Assigned Technical Data relating to the Irradiation Testing Program [REDACTED]

Agreement for Ampoule irradiation testing between Thorium Power, Inc. and RRC “Kurchatov Institute” with an effective date of  July 14, 2009

Russian Translation Omitted

Exhibit 4

Acknowledgement
I hereby acknowledge that Confidential Information and Commercial Secret Information is being provided to [name of consultant or subcontractor] pursuant to the terms and restrictions of the Agreement for Ampoule irradiation testing by and between Thorium Power, Inc. and RRC “Kurchatov Institute” as of July 14, 2009, and I agree not to use or reveal or otherwise communicate to anyone any information disclosed to me by Kurchatov Institute.  I hereby submit to the jurisdiction of the Stockholm Chamber of Commerce for purposes of enforcement of this Agreement.

Dated:___________	Signature: _______________________
Name:__________________________
Company: _______________________
Address: ________________________

Agreement for Ampoule irradiation testing between Thorium Power, Inc. and RRC “Kurchatov Institute” with an effective date of  July 14, 2009

Russian Translation Omitted

Exhibit 5
Information and documentation relating to the Irradiation Testing Program accessible by Thorium Power or its representatives for audit purposes pursuant to Article 10 of this Agreement

[REDACTED]

Agreement for Ampoule irradiation testing between Thorium Power, Inc. and RRC “Kurchatov Institute” with an effective date of  July 14, 2009

Russian Translation Omitted

Exhibit 6
The form of protocol
Quarterly results for testing of trial blanket and seed rods in channels of the IR-8 research reactor

[REDACTED]